UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2014

PHYSICIANS REALTY TRUST

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	001-36007 (Commission File Number)	46-2519850 (I.R.S. Employer Identification No.)

735 N. Water Street, Suite 1000 Milwaukee, Wisconsin (Address of principal executive offices)	53202 (Zip Code)

Registrant’s telephone number, including area code: (414) 978-6494

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

Acquisition of Specialty Surgical Hospital and Medical Office Buildings - El Paso Texas.

On September 30, 2014, Physicians Realty Trust (the “Company”) through subsidiaries of its operating partnership, Physicians Realty L.P. (the “Operating Partnership”), closed on a contribution agreement for a specialty surgical hospital from Curie Building, LLC (formerly known as Curie Building, Ltd.) and contribution agreements for two adjacent related medical office buildings from EPOSG-East Building, LLC (formerly known as EPOSG-East Building, Ltd.) and Kenworthy Building, LLC (formerly known as Kenworthy Building, Ltd.).  The three medical facilities are located in El Paso, Texas, consist of approximately 178,700 square feet and currently are 94.5% occupied on long-term triple net leases. The portfolio was acquired for approximately $46.2 million, payable in a combination of $33 million in cash and $13.2 million in 950,324 common units of the Operating Partnership (“OP Units”), in addition to certain tenant improvement allowances.

Acquisitions of the Zangmeister Cancer Center - Columbus, Ohio and Related Properties.

On September 30, 2014, the Company through a subsidiary of the Operating Partnership, closed an agreement with Cassady Gateway Partners, LLC to acquire the Zangmeister Cancer Center located in Columbus, Ohio in exchange for a payment of approximately $36.6 million in cash. The Zangmeister Cancer Center comprises approximately 109,667 square feet and is 100% occupied on long-term triple net leases. Also on September 30, 2014, the Company closed on acquisitions of the following three medical office buildings each of which are related to the Zangmeister Cancer Center.

Pursuant to an agreement dated September 8, 2014 between a subsidiary of the Operating Partnership and Southern Point Medical LLC, the Company acquired the 31,528 square foot Berger Medical Center in Orient, Ohio in exchange for a payment of approximately $6.8 million in cash. The Berger Medical Center is approximately 78% occupied by Berger Hospital (d/b/a Berger Health System).

Pursuant to an agreement dated September 8, 2014 between a subsidiary of the Operating Partnership and COG Real Estate Partners, LLC, the Company acquired a 75,873 square foot medical office building in Columbus, Ohio. Pursuant to an agreement dated September 8, 2014 between a subsidiary of the Operating Partnership and Cardinal Westerville LLC, the Company acquired a 19,876 square foot medical office building in Westerville, Ohio.  The two medical office buildings were acquired for approximately $24.5 million in cash in the aggregate and are 100% occupied on long-term triple net leases.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth above under Item 2.01 of this Current Report on Form 8-K related to the purchase of the specialty surgical hospital and medical office buildings in El Paso, Texas is incorporated herein by reference.  Holders of the OP Units issued in the purchase of the specialty surgical hospital and medical office buildings in El Paso, Texas will be entitled to certain redemption rights under the partnership agreement of the Operating Partnership which allow them to cause the Operating Partnership to redeem the OP Units in exchange for cash, or at the Operating Partnership’s option, for the Company’s common shares, currently on a one-for-one basis.  The redemption rights for the OP Units issued begin on September 30, 2015. The OP Units were issued (a) in private placements in reliance on Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder and (b) to “accredited investors” within the meaning of Rule 501 of Regulation D under the Securities Act.

Item 8.01. Other Events

A copy of the press release announcing the closing of the transactions described in this Current Report on Form 8-K is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statement and Exhibits.

(a) Financial Statements of Properties Acquired.

The financial statements required by Item 9.01(a) are currently being prepared. The Company will file the required financial statements under the cover of Form 8-K/A as soon as practicable but not later than 71 calendar days after the latest date on which this initial Current Report on Form 8-K is required to be filed.

(b) Pro Forma Financial Information.

The pro forma financial information required by Item 9.01(b) is currently being prepared. The Company will file the required pro forma financial information under the cover of Form 8-K/A as soon as practicable but not later than 71 calendar days after the latest date on which this initial Current Report on Form 8-K is required to be filed.

(d) Exhibit 99.1 is attached to this 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 3, 2014	PHYSICIANS REALTY TRUST

	By:	/s/ John T. Thomas
John T. Thomas
President and Chief Executive Officer

(d)  Exhibits

99.1                        Press Release, dated October 1, 2014, issued by Physicians Realty Trust.